Exhibit 99.1

News Release
Global Headquarters: 200 Innovation Way, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT:	Keith Price
330-796-1863
ANALYST CONTACT:	Damon Audia
330-796-2221
FOR IMMEDIATE RELEASE

Goodyear Reports Record Second Quarter Earnings

•	Record second quarter segment operating income of $428 million

•	North America, Asia Pacific set operating income records for any quarter

•	Accelerating growth in tire unit volumes seen for second half of 2013

•	2013 segment operating income to be at high-end of range, approximately $1.5 billion

•	Company continues to target positive cash flow in 2013, excluding pension pre-funding

AKRON, Ohio, July 30, 2013 – The Goodyear Tire & Rubber Company today reported record earnings for the second quarter of 2013.

“Our outstanding second quarter earnings demonstrate the disciplined execution of our strategies by Goodyear associates around the globe as our operations become more efficient, reliable and integrated,” said Richard J. Kramer, chairman and chief executive officer. “We are leveraging this increased integration along with our product innovation to deliver sustainable earnings improvement through the cycle.

“We achieved significantly higher earnings, with record operating income in North America and Asia Pacific,” he said. “Our objective remains to focus on profitable targeted market segments where we can capture the value of our brands and prepare ourselves to take advantage of the market recovery when it comes.”

All four of Goodyear’s regional businesses achieved higher operating income in the second quarter compared to the year-ago period. Three businesses posted higher tire unit volumes than last year.

Commenting on Goodyear’s performance in Europe, Kramer said the company is seeing signs of volumes stabilizing and is achieving success in the summer tire market with industry-leading label-graded tires that have won numerous magazine tests versus competitors.

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“Our strong first-half performance gives us confidence in our full-year outlook for global segment operating income, which we now expect to be about $1.5 billion, at the high end of our previously announced range of $1.4 billion to $1.5 billion, and the highest ever achieved by the company,” Kramer said. “Additionally, we continue to target positive cash flow in 2013, excluding pension pre-funding.”

Goodyear’s second quarter 2013 sales were $4.9 billion, compared to $5.2 billion a year ago. Second quarter 2013 sales reflect $35 million in higher tire unit volumes, more than offset by $131 million in lower sales in other tire-related businesses, most notably third party chemical sales in North America; $75 million in lower price/mix, despite continued favorable mix; and $60 million in unfavorable foreign currency translation. Tire unit volumes totaled 39.5 million, up 1 percent from 2012.

The company reported record segment operating income of $428 million in the second quarter of 2013. This was up 27 percent from the year-ago quarter, reflecting favorable price/mix net of raw materials of $92 million, cost savings net of inflation of $38 million (including raw material cost savings of $53 million) and $11 million in higher tire unit volumes, partially offset by unabsorbed overhead of $47 million resulting from lower production and $12 million in unfavorable foreign currency translation. See the note at the end of this release for further explanation and a segment operating income reconciliation table.

Goodyear’s second quarter 2013 net income available to common shareholders was $181 million (67 cents per share), a second quarter record and up $96 million from $85 million (33 cents per share) in the 2012 quarter. All per share amounts are diluted.

The 2013 second quarter included total charges of $13 million (5 cents per share) due to rationalizations, asset write-offs and accelerated depreciation; $7 million (3 cents per share) due to discrete tax charges; and $5 million (2 cents per share) in charges relating to labor claims with respect to a previously closed facility in Europe; and a gain of $4 million (1 cent per share) on asset sales. All amounts are after taxes and minority interest.

See the table at the end of this release for a list of significant items impacting the 2013 and 2012 quarters.

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Business Segment Results

North America

	Second Quarter		Six Months
(in millions)	2013	2012	2013	2012
Tire Units	14.8	15.4	29.6	31.2
Sales	$2,201	$2,451	$4,367	$4,948
Segment Operating Income	204	188	331	268
Segment Operating Margin	9.3%	7.7%	7.6%	5.4%

North America’s second quarter 2013 sales decreased 10 percent from last year to $2.2 billion. Sales reflect a 3 percent decrease in tire unit volume, lower price/mix and lower third party chemical sales. Original equipment unit volume was flat. Replacement tire shipments were down 5 percent, reflecting weaker industry demand and decreased sales of lower-value consumer tires.

Second quarter 2013 segment operating income of $204 million was a 9 percent improvement over the prior year and a record for any quarter. Segment operating income was positively impacted by favorable price/mix net of raw materials of $36 million and $10 million in lower SAG expenses. This was partially offset by $10 million in lower tire unit volumes and $18 million of higher conversion costs due to unabsorbed overhead resulting from lower production exceeding lower employee benefit costs.

Europe, Middle East and Africa

	Second Quarter		Six Months
(in millions)	2013	2012	2013	2012
Tire Units	14.6	14.2	29.7	32.2
Sales	$1,577	$1,596	$3,184	$3,534
Segment Operating Income	51	19	82	109
Segment Operating Margin	3.2%	1.2%	2.6%	3.1%

Europe, Middle East and Africa’s second quarter sales decreased 1 percent from last year to $1.6 billion. Sales reflect a 2 percent increase in tire unit volume, which was more than offset by lower price/mix. Original equipment unit volume was up 7 percent. Replacement tire shipments were up 1 percent.

Second quarter 2013 segment operating income of $51 million was $32 million above the prior year. Favorable price/mix net of raw materials of $34 million, $19 million in lower SAG expenses and higher tire unit volumes of $8 million more than offset the $16 million impact of higher conversion costs primarily due to unabsorbed overhead resulting from lower production and $11 million in lower earnings in other tire-related businesses.

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Latin America

	Second Quarter		Six Months
(in millions)	2013	2012	2013	2012
Tire Units	4.5	4.3	9.0	8.6
Sales	$531	$503	$1,044	$1,024
Segment Operating Income	82	58	142	113
Segment Operating Margin	15.4%	11.5%	13.6%	11.0%

Latin America’s second quarter sales increased 6 percent from last year to $531 million. Sales reflect a 4 percent increase in tire unit volume and improved price/mix, partially offset by $50 million in unfavorable foreign currency translation and $26 million related to the sale of the bias truck tire business in certain countries. Original equipment unit volume was flat. Replacement tire shipments were up 9 percent.

Second quarter segment operating income of $82 million was up 41 percent from a year ago. Price/mix improvements of $52 million positively impacted segment operating income and lower raw material costs added $12 million. Segment operating income was negatively impacted by higher conversion costs of $22 million, $9 million in unfavorable currency translation and $8 million in higher SAG expenses.

Asia Pacific

	Second Quarter		Six Months
(in millions)	2013	2012	2013	2012
Tire Units	5.6	5.3	10.7	10.2
Sales	$585	$600	$1,152	$1,177
Segment Operating Income	91	71	175	138
Segment Operating Margin	15.6%	11.8%	15.2%	11.7%

Asia Pacific’s second quarter sales decreased $15 million from last year to $585 million. Sales reflect a 5 percent increase in tire unit volume, offset by reduced price/mix, $12 million in lower sales in other tire-related businesses and $10 million in unfavorable foreign currency translation. Original equipment unit volume was up 4 percent. Replacement tire shipments were up 6 percent.

Second quarter segment operating income of $91 million was up 28 percent from last year and a record for any quarter. Segment operating income was positively impacted by favorable price/mix net of raw materials of $11 million, lower factory start-up costs of $9 million and $7 million in higher tire unit volumes, which more than offset $5 million in higher conversion costs and $4 million in unfavorable foreign currency translation.

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Year-to-Date Results

Goodyear’s sales for the first six months of 2013 were $9.7 billion, down 9 percent from the 2012 period. Sales reflect $329 million in lower tire unit volumes; $309 million in lower sales in other tire-related businesses, most notably third party chemical sales in North America, and $175 million in unfavorable foreign currency translation. Tire unit volumes totaled 79 million, down 4 percent from 2012.

The company’s first half segment operating income of $730 million was up 16 percent from last year and a record. Compared to the prior year, year-to-date segment operating income reflects favorable price/mix net of raw materials of $250 million and cost savings net of inflation of $73 million (including raw material cost savings of $110 million), which more than offset $174 million in higher conversion costs, primarily driven by unabsorbed overhead resulting from lower production; $49 million in lower tire volume; and $29 million in unfavorable foreign currency translation.

Goodyear’s year-to-date net income available to common shareholders of $206 million (79 cents per share) is up from $73 million (30 cents per share) in 2012’s first half. All per share amounts are diluted.

Outlook

Goodyear’s outlook continues to reflect 2013 tire unit volumes essentially at 2012 levels.

“We anticipate volume growth in the second half of 2013 compared to last year, with a 3 percent to 5 percent increase in the third quarter driven by continued improvement in emerging markets and slow but steady recovery in mature markets,” Kramer said.

For the full year of 2013 in North America, Goodyear’s industry outlook is unchanged. It expects consumer replacement as well as commercial replacement and commercial original equipment markets to be at essentially 2012 levels. It expects consumer original equipment volumes to be up approximately 5 percent.

For the full year in Europe, Middle East and Africa, Goodyear’s industry outlook is unchanged. It expects consumer replacement to be at essentially 2012 levels. It expects consumer original equipment volumes to be down approximately 5 percent and commercial original equipment to be flat to up 5 percent. Commercial replacement is expected to be up about 5 percent.

Conference Call

Goodyear will hold an investor conference call at 9 a.m. today. Approximately 45 minutes prior to the commencement of the call, the company will post the financial and other related information that will be presented on its investor relations Web site: http://investor.goodyear.com.

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Participating in the conference call will be Richard J. Kramer, chairman and chief executive officer, and Darren R. Wells, executive vice president and chief financial officer.

Investors, members of the media and other interested persons can access the conference call on the Web site or via telephone by calling either (800) 895-1085 or (785) 424-1055 before 8:55 a.m. and providing the Conference ID “Goodyear.” A taped replay will be available by calling (800) 283-4593 or (402) 220-0872. The replay will also remain available on the Web site.

Goodyear is one of the world’s largest tire companies. It employs about 69,000 people and manufactures its products in 52 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate. GT-FN

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to implement successfully strategic initiatives; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; increases in the prices paid for raw materials and energy; a labor strike, work stoppage or other similar event; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions, except per share amounts)	2013	2012	2013	2012
NET SALES	$4,894	$5,150	$9,747	$10,683
Cost of Goods Sold	3,846	4,141	7,786	8,748
Selling, Administrative and General Expense	691	697	1,336	1,359
Rationalizations	13	26	20	41
Interest Expense	102	83	187	184
Other (Income) Expense	(14)	37	112	129

Income before Income Taxes	256	166	306	222
United States and Foreign Taxes	63	63	82	111

Net Income	193	103	224	111
Less: Minority Shareholders’ Net Income	5	11	3	23

Goodyear Net Income	188	92	221	88
Less: Preferred Stock Dividends	7	7	15	15

Goodyear Net Income Available to Common Shareholders	$181	$85	$206	$73

Goodyear Net Income Available to Common Shareholders- Per Share of Common Stock
Basic	$0.74	$0.35	$0.84	$0.30

Weighted Average Shares Outstanding	246	245	246	244
Diluted	$0.67	$0.33	$0.79	$0.30

Weighted Average Shares Outstanding	282	281	281	246

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Balance Sheets (unaudited)

(In millions, except share data)	June 30, 2013	December 31, 2012
Assets:
Current Assets:
Cash and Cash Equivalents	$2,564	$2,281
Accounts Receivable, less Allowance—$100 ($99 in 2012)	2,880	2,563
Inventories:
Raw Materials	658	743
Work in Process	171	169
Finished Products	2,309	2,338

	3,138	3,250
Prepaid Expenses and Other Current Assets	387	404

Total Current Assets	8,969	8,498
Goodwill	643	664
Intangible Assets	139	140
Deferred Income Taxes	187	186
Other Assets	527	529
Property, Plant and Equipment less Accumulated Depreciation—$9,060 ($8,991 in 2012)	6,919	6,956

Total Assets	$17,384	$16,973

Liabilities:
Current Liabilities:
Accounts Payable-Trade	$3,213	$3,223
Compensation and Benefits	691	719
Other Current Liabilities	1,067	1,182
Notes Payable and Overdrafts	79	102
Long Term Debt and Capital Leases due Within One Year	125	96

Total Current Liabilities	5,175	5,322
Long Term Debt and Capital Leases	6,325	4,888
Compensation and Benefits	3,133	4,340
Deferred and Other Noncurrent Income Taxes	262	264
Other Long Term Liabilities	1,011	1,000

Total Liabilities	15,906	15,814
Commitments and Contingent Liabilities
Minority Shareholders’ Equity	520	534
Shareholders’ Equity:
Goodyear Shareholders’ Equity:
Preferred Stock, no par value:
Authorized, 50 million shares, Outstanding shares – 10 million (10 million in 2012), liquidation preference $50 per share	500	500
Common Stock, no par value:
Authorized, 450 million shares, Outstanding shares – 246 million (245 million in 2012) after deducting 5 million treasury shares (6 million in 2012)	246	245
Capital Surplus	2,824	2,815
Retained Earnings	1,576	1,370
Accumulated Other Comprehensive Loss	(4,431)	(4,560)

Goodyear Shareholders’ Equity	715	370
Minority Shareholders’ Equity – Nonredeemable	243	255

Total Shareholders’ Equity	958	625

Total Liabilities and Shareholders’ Equity	$17,384	$16,973

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The Goodyear Tire & Rubber Company and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(In millions)	2013	2012
Cash Flows from Operating Activities:
Net Income	$224	$111
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	357	337
Amortization and write-off of debt issuance costs	8	60
Net rationalization charges	20	41
Rationalization payments	(43)	(48)
Net (gains) losses on asset sales	(3)	(17)
Pension contributions and direct payments	(993)	(227)
Venezuela currency devaluation	115	—
Customer prepayments and government grants	29	51
Insurance proceeds	17	39
Changes in operating assets and liabilities, net of asset acquisitions and dispositions:
Accounts receivable	(391)	(377)
Inventories	22	(116)
Accounts payable—trade	148	(275)
Compensation and benefits	46	15
Other current liabilities	(38)	5
Other assets and liabilities	20	(50)

Total Cash Flows from Operating Activities	(462)	(451)
Cash Flows from Investing Activities:
Capital expenditures	(493)	(490)
Asset dispositions	7	9
Government grants received	4	—
Increase in restricted cash	(8)	(18)
Short term securities acquired	(60)	(21)
Short term securities redeemed	48	4
Other transactions	—	4

Total Cash Flows from Investing Activities	(502)	(512)
Cash Flows from Financing Activities:
Short term debt and overdrafts incurred	29	34
Short term debt and overdrafts paid	(51)	(42)
Long term debt incurred	2,115	2,266
Long term debt paid	(639)	(1,810)
Common stock issued	5	—
Preferred stock dividends paid	(15)	(15)
Transactions with minority interests in subsidiaries	(8)	(27)
Debt related costs and other transactions	(16)	(63)

Total Cash Flows from Financing Activities	1,420	343
Effect of exchange rate changes on cash and cash equivalents	(173)	4

Net Change in Cash and Cash Equivalents	283	(616)
Cash and Cash Equivalents at Beginning of the Period	2,281	2,772

Cash and Cash Equivalents at End of the Period	$2,564	$2,156

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Non-GAAP Financial Measures

This earnings release presents total segment operating income and free cash flow from operations, on a historical basis, which are important financial measures for the company but are not financial measures defined by U.S. GAAP.

Total segment operating income is the sum of the individual strategic business units’ segment operating income as determined in accordance with U.S. GAAP. Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes.

Free cash flow from operations is the company’s cash flow from operations as determined in accordance with U.S. GAAP before pension contributions and direct payments and rationalization payments, less capital expenditures. Management believes that free cash flow from operations is useful because it represents the cash generating capability of the company’s ongoing operations, after taking into consideration capital expenditures necessary to maintain its business and pursue growth opportunities.

See the tables below for reconciliations of historical total segment operating income and free cash flow from operations to the most directly comparable GAAP measures. This earnings release also presents total segment operating income on a forward-looking basis. The company is unable to reconcile forward-looking total segment operating income without unreasonable efforts because management cannot predict, with sufficient certainty, the various elements necessary to provide such a reconciliation.

Total Segment Operating Income Reconciliation Table

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2013	2012	2013	2012
Segment Operating Income	$428	$336	$730	$628
Rationalizations	13	26	20	41
Interest expense	102	83	187	184
Other (income) expense	(14)	37	112	129
Asset write-offs and accelerated depreciation	5	4	10	6
Corporate incentive compensation plans	35	15	45	22
Intercompany profit elimination	(3)	(9)	—	1
Retained expenses of divested operations	6	5	10	9
Other	28	9	40	14

Income before Income Taxes	$256	$166	$306	$222

Free Cash Flow from Operations Reconciliation Table

	Three Months Ended	Trailing Twelve Months Ended
(in millions)	June 30, 2013	June 30, 2013
Net Income	$193	$350
Depreciation and Amortization	180	707
Working Capital (1)	114	1,004
Pension Expense	72	303
Other (2)	20	214
Capital Expenditures	(222)	(1,130)

Free Cash Flow from Operations (non-GAAP)	$357	$1,448
Capital Expenditures	222	1,130
Pension Contributions and Direct Payments	(85)	(1,450)
Rationalization Payments	(19)	(101)

Cash Flow from Operating Activities (GAAP)	$475	$1,027

Amounts are calculated from the consolidated Statements of Cash Flows except for pension expense, which is the total defined benefit pension cost (before curtailments, settlements and termination benefits) as reported in the Notes to Consolidated Financial Statements.

(1)	Working Capital represents total changes in accounts receivable, inventories and accounts payable – trade.
(2)	Other includes amortization and write-off of debt issuance costs, net rationalization charges, net (gains) losses on asset sales, Venezuela currency devaluation, customer prepayments and government grants, insurance proceeds, compensation and benefits less the total defined benefit pension cost (before curtailments, settlements and termination benefits) reported in the pension-related note in the Notes to Consolidated Financial Statements, other current liabilities, and other assets and liabilities.

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Second Quarter Significant Items (after tax and minority interest)

2013

•	Rationalizations, asset write-offs and accelerated depreciation, $13 million (5 cents per share)

•	Discrete tax charges, $7 million (3 cents per share)

•	Charges relating to labor claims with respect to a previously closed facility in Europe, $5 million (2 cents per share)

•	Gain from asset sales, $4 million (1 cent per share)

2012

•	Rationalizations, asset write-offs and accelerated depreciation, $25 million (9 cents per share)

•	Debt financing fees related to the refinancing of $3.2 billion in credit facilities, $24 million (9 cents per share)

•	Charges relating to labor claims with respect to a previously closed facility in Europe, $20 million (7 cents per share)

•	Discrete tax charges, $2 million (1 cent per share)

•	Costs related to tornado damage in 2011 at a manufacturing facility, $2 million (1 cent per share)

•	Gain from asset sales, $10 million (3 cents per share)